UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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WEBSITE PROS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WEBSITE PROS, INC.

12375 Gran Bay Parkway West, Building 200

Jacksonville, Florida 32258

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 13, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of WEBSITE PROS, INC., a Delaware corporation (the “Company”). The meeting will be held on Tuesday, May 13, 2008 at 10:30 a.m. local time at the Sawgrass Marriott, 1000 PGA TOUR Boulevard, Ponte Vedra Beach, FL 32082 for the following purposes:

1.               To elect three directors to hold office until the 2011 Annual Meeting of Stockholders.

2.               To approve a Certificate of Amendment to the Certificate of Incorporation.

3.               To approve the 2008 Equity Incentive Plan.

4.               To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2008.

5.               To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 19, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Kevin M. Carney
Secretary
Jacksonville, Florida
April 14, 2008

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

WEBSITE PROS, INC.

12375 Gran Bay Parkway West, Building 200

Jacksonville, Florida 32258

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

May 13, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of WEBSITE PROS, INC. (sometimes referred to as the “Company” or “Website Pros”) is soliciting your proxy to vote at the Annual Meeting of Stockholders. You are invited to attend this annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 14, 2008 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 19, 2008 will be entitled to vote at the annual meeting. On this record date, there were 27,609,540 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 19, 2008 your shares were registered directly in your name with Website Pros’ transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 19, 2008 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•      Election of three directors;

•                  Approval of a Certificate of Amendment to Website Pros’ Certificate of Incorporation changing the name of the company to “Web.com, Inc.”;

•                  Adoption of our 2008 Equity Incentive Plan (the “2008 Plan”); and

•                  Ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2008.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. You may vote “For” or “Against,” or abstain from voting with respect to, the approval of the Certificate of Amendment to the Certificate of Incorporation, the adoption of the 2008 Plan and the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•                  To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•                  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•                  To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide your holder account number and proxy access number from the enclosed proxy card. Your vote must be received by 1:00 a.m. Eastern Time on May 13, 2008 to be counted.

•                  To vote on the Internet, go to www.investorvote.com to complete an electronic proxy card. You will be asked to provide your holder account number and proxy access number from the enclosed proxy card. Your vote must be received by 1:00 a.m. Eastern Time on May 13, 2008 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Website Pros. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

You have one vote for each share of common stock you own as of the close of business on March 19, 2008.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees, “For” approval of the Certificate of Amendment to the Certificate of

Incorporation, “For” adoption of the 2008 Plan, and “For” the ratification of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2008. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•                  You may submit another properly completed proxy card with a later date.

•                  You may send a written notice that you are revoking your proxy to Website Pros’ Corporate Secretary at 12375 Gran Bay Parkway West, Building 200, Jacksonville, Florida 32258.

•                  You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 13, 2009, to the Corporate Secretary of Website Pros at 12375 Gran Bay Parkway West, Building 200, Jacksonville, Florida 32258.

A stockholder nomination for director or a proposal that will not be included in next year’s proxy materials, but that a stockholder intends to present in person at next year’s Annual Meeting, must comply with the notice, information and consent provisions contained in the Company’s Bylaws. In part, the Bylaws provide that to timely submit a proposal or nominate a director you must do so by submitting the proposal or nomination in writing, to the Company’s Corporate Secretary at the Company’s principal executive offices no later than the close of business on February 13, 2009 (90 days prior to the first anniversary of the 2008 Annual Meeting Date) nor earlier than the close of business on January 14, 2009 (120 days prior to the first anniversary of the 2008 Annual Meeting date). In the event that the Company sets an Annual Meeting date for 2009 that is not within 30 days before or after the anniversary of the 2008 Annual Meeting date, notice by the stockholder must be received no later than the close of business on the 120th day prior to the 2009 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2009 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2009 Annual Meeting is first made. The Company’s Bylaws contain additional requirements to properly submit a proposal or nominate a director. If you plan to submit a proposal or nominate a director, please review the Company’s Bylaws carefully. You may obtain a copy of the Company’s Bylaws by mailing a request in writing to the Corporate Secretary of Website Pros at 12375 Gran Bay Parkway West, Building 200, Jacksonville, Florida 32258.

How are votes counted?

Votes will be counted by the inspector of elections appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•                  For the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•                  To be approved, Proposal 2—Approval of the Certificate of Amendment must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•                  To be approved, Proposal 3—Adoption of the 2008 Equity Incentive Plan must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•                  To be approved, Proposal 4—Ratification of Ernst & Young LLP as independent registered public accounting firm for the Company for its fiscal year ending December 31, 2008 must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 27,609,540 shares outstanding and entitled to vote. Thus at least 13,804,771 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

Website Pros’ Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified or until the director’s death, resignation or removal. This includes vacancies created by an increase in the number of directors.

The Board of Directors presently has seven members. There are three directors in the class whose term of office expires in 2008. Mr. Brown, our Chief Executive Officer, was appointed to the Board of Directors in August 1999 in connection with Website Pros’ acquisition of Atlantic Teleservices. Mr. Maudlin was appointed to the Board of Directors in February 2002 in connection with Website Pros’ acquisition of Innuity, Inc. and was appointed Lead Director in January 2007. Mr. Kazerani was appointed to the Board of Directors in September 2007, in connection with Website Pros’ acquisition of Web.com.  If elected at the annual meeting, each of these nominees would serve until the 2011 annual meeting and until his successor is elected and has qualified, or until the director’s death, resignation or removal.

It is the Company’s policy to encourage directors and nominees for director to attend the annual meeting, and three directors attended the Company’s 2007 Annual Meeting.

The following is a brief biography of the nominees for election at the 2008 Annual Meeting and each director whose term will continue after the annual meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2011 ANNUAL MEETING

David L. Brown, age 54, has served as our Chief Executive Officer since August 2000 and as a member of our Board of Directors since August 1999. Mr. Brown served as our President from August 1999 until March 2000 and from August 2000 until September 2007. Mr. Brown was employed by Atlantic Partners Group, a private equity firm, from March 2000 until August 2000. Prior to joining us, Mr. Brown founded Atlantic Teleservices, a technology services company, in 1997 and served as its Chief Executive Officer from 1997 until its acquisition by us in August 1999. Mr. Brown holds a B.A. from Harvard University.

Timothy I. Maudlin, age 57, has served as a member of our Board of Directors since February 2002 and was appointed Lead Director in January 2007. Mr. Maudlin currently serves on the board of directors for Sucampo Pharmaceutical, Inc. (NASDAQ: SCMP), a position held since September 2006, and is a member of its Audit Committee and its Nominating and Corporate Governance Committee. Mr. Maudlin also serves on the board of directors for several private companies. Mr. Maudlin served as a managing partner of Medical Innovation Partners, a venture capital firm, from 1989 until 2007. From 1999 to 2001, he served as a principal and as Chief Financial Officer of Venturi Group, LLC, an incubator and venture capital firm. From February 2005 until June 2006, Mr. Maudlin served as chairman of the board of directors of Curative Health Services, Inc. (“Curative”), a biopharmaceutical company. In March 2006, Curative filed a voluntary petition for bankruptcy under Chapter 11 and in June 2006, it emerged from bankruptcy. He is a certified public accountant and holds a B.A. from St. Olaf College and a M.M. from Kellogg School of Management at Northwestern University.

Alex Kazerani, age 35, has served as a member of our Board of Directors since September 30, 2007. From August 2005 until joining our Board of Directors, Mr. Kazerani served on Web.com’s board of directors. Mr. Kazerani is currently Chief Executive Officer of EdgeCast Networks Inc., where he has served since August of 2006. Prior to co-founding EdgeCast, he was the Chairman and Chief Executive Officer of KnowledgeBase.net, a hosted enterprise knowledge management company with many fortune 1000 customers that he started in 2001. Additionally, Mr. Kazerani was the founder of HostPro, an industry-leading web hosting and application services provider that was acquired by Micron Electronics in August of 1999. Mr. Kazerani has extensive experience developing and designing technology solutions and operations for web hosting applications and data center build-outs. Mr. Kazerani earned a B.A. degree in International Relations and Economics from Tufts University.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2009 ANNUAL MEETING

Hugh M. Durden, age 65, has served as a member of our Board of Directors since January 2006. Mr. Durden is currently a director of The St. Joe Company, a real estate development company, and the chairman of the Alfred I. duPont Testamentary Trust. Prior to serving as chairman, Mr. Durden served as the representative of the corporate trustee of the DuPont Trust from July 1997 until December 2004. Prior to joining the DuPont Trust, Mr. Durden served as president of Wachovia Corporate Services, a banking corporation, from January 1994 until December 2000. Mr. Durden holds a B.A. from Princeton University and a M.B.A. from Tulane University.

Jeffrey M. Stibel, age 34, has served as a member of our Board of Directors since September 30, 2007, when he also assumed the role of President. From August 2005 until joining Website Pros upon Website Pros’ acquisition of Web.com, Mr. Stibel was the President and Chief Executive Officer of Web.com, and a member of its board of directors. From August 2000 to August 2005, Stibel held executive positions at United Online, Inc. (NASDAQ: UNTD), a technology company that owns and operates branded ISPs (NetZero, Juno and BlueLight Internet) and Web services (Classmates.com, MySite, PhotoSite and FreeServers). Mr. Stibel currently serves on the board of directors for Autobytel (NASDAQ: ABTL) and several private companies. He also serves on the board of Brown University’s Entrepreneurship Program and Tufts University’s Gordon Center for Leadership. Mr. Stibel received a master’s degree from Brown University and studied business and brain science at MIT’s Sloan School of Management and at Brown University, where he was a Brain and Behavior Fellow.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2010 ANNUAL MEETING

Julius Genachowski, age 45, has served as a member of our Board of Directors since January 2006. Mr. Genachowski is co-founder and managing director of Rock Creek Ventures and a special advisor at General Atlantic. From 1997 until 2005, Mr. Genachowski served in senior executive positions at IAC/InterActiveCorp, a publicly-traded e-commerce and media company. His positions at IAC included Chief of Business Operations, General Counsel and member of the Office of the Chairman. Prior to joining IAC, Mr. Genachowski served as Chief Counsel to the Chairman of the Federal Communications Commission. Prior to joining the FCC, he served as a law clerk to U.S. Supreme Court Justice David H. Souter and, before that, to retired U.S. Supreme Court Justice William J. Brennan, Jr., and to Chief Judge Abner J. Mikva of the U.S. Court of Appeals for the D.C. Circuit.  He has served as an aide to U.S. Senator (then Representative) Charles E. Schumer, and to the House Iran-Contra Committee. Mr. Genachowski holds a B.A. from Columbia University and a J.D. from Harvard Law School.

Robert S. McCoy, Jr., age 69, has served as a member of our Board of Directors since March 28, 2007. Mr. McCoy has been a director of Krispy Kreme Doughnuts, Inc. since November 2003 and is currently the Chairman of its Audit Committee and a member of its Governance Committee. Mr. McCoy has been a director of MedCath Corporation since October 2003 and is currently the Chairman of its Audit Committee and a member of its Compliance Committee and Governance and Nominating Committee. Mr. McCoy retired in September 2003 as Vice Chairman and Chief Financial Officer of Wachovia Corporation, a diversified financial services company, where he had been a senior executive officer since 1991.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under The NASDAQ Global Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that the following directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mr. Durden, Mr. Genachowski, Mr. Kazerani, Mr. Maudlin, and Mr. McCoy. In making this determination, the Board found that none of the directors or nominees for director have a material or other disqualifying relationship with the Company. Mr. Brown, the Chief Executive Officer of the Company, and Mr. Stibel, the President of the Company, are not independent directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

On January 25, 2007, the Board of Directors documented the governance practices followed by the Company by adopting Corporate Governance Principles to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The principles are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Principles set forth the practices the Board will follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Principles were adopted by the Board to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Principles, as well as the charters for each committee of the Board, may be viewed at http://ir.websitepros.com/documents.cfm.

As required under applicable Nasdaq listing standards, in the fiscal year ended December 31, 2007, the Company’s independent directors met three times in regularly scheduled executive sessions at which only independent directors were present. Mr. Maudlin, Lead Director and chairman of the Audit Committee, presided over the executive sessions. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Website Pros at 12375 Gran Bay Parkway West, Building 200, Jacksonville, Florida 32258. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chairman of the Audit, Compensation, or Nominating and Corporate Governance Committee.

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides the current membership and the meeting information for the fiscal year ended December 31, 2007 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Hugh M. Durden	X		X*
Julius Genachowski		X*	X
Alex Kazerani (1)			X
Timothy I. Maudlin	X*	X
Robert S. McCoy, Jr.	X	X
Total meetings in fiscal year 2007	5	6	4

*    Committee Chairperson

(1) Appointed effective September 30, 2007, in connection with our acquisition of Web.com, Inc.

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm;

determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” set forth in the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K. In the fiscal year ended December 31, 2007, the Audit Committee met four times in executive session with the Company’s independent auditor.

Our Audit Committee charter can be found on our corporate website at http://ir.websitepros.com/documents.cfm. The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as required by Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has determined that Mr. Maudlin qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Maudlin’s level of knowledge and experience based on a number of factors, including his formal education and experience as an audit manager with Arthur Andersen and as a chief financial officer.

COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors reviews and approves the overall compensation policies, plans and programs for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s independent directors, executive officers and other senior management; determines and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other executive officers; administers the Company’s stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs; and reviews succession planning for executive positions. Commencing this year, the Compensation Committee also began to review with management the Company’s Compensation Discussion and Analysis and to consider whether to recommend that it be included in proxy statements and other filings. Our Compensation Committee charter can be found on our corporate website at http://ir.websitepros.com/documents.cfm. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards).

The Compensation Committee meets regularly in executive session. In addition, various members of management and other employees as well as outside advisors or consultants are invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the sole authority to approve the consultant’s reasonable fees and other retention terms.

In connection with setting executive compensation for fiscal 2008, the Compensation Committee engaged an outside compensation consulting firm to evaluate the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals and to assist in refining the Company’s compensation strategy. As part of its engagement, the compensation consulting firm developed a comparative group of companies and performed analyses of competitive performance and compensation levels for that group. At the request of the Compensation Committee, the compensation consulting firm also conducted individual interviews with members of the Compensation Committee and certain employees identified by the Compensation Committee to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. The compensation consulting firm developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with the compensation consulting firm, the Compensation Committee recommended that the Board of Directors approve modified recommendations of the compensation consulting firm.

Under its charter, the Compensation Committee may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Board to grant stock awards under the Company’s equity incentive plans to persons who are not (a) “Covered Employees” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”); (b) individuals with respect to whom the Company wishes to comply with Section 162(m) of the Code or (c) then subject to Section 16 of the Exchange Act. Prior to October 26, 2006, the Compensation Committee had delegated authority to the Chief Executive Officer to grant options under the Company’s 2005 Equity Incentive Plan in amounts not exceeding 5,000 shares per grant.  In 2006, the Chief Executive Officer exercised this authority to grant options covering a total of 36,400 shares. On October 26, 2006, in order to implement best practices regarding equity grants the Compensation Committee withdrew this authority and determined that the Compensation Committee would act on all awards under the 2005 Equity Incentive Plan at its regularly scheduled meetings.

Historically, the Compensation Committee has made most significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year.  However, the Compensation Committee also considers matters related to individual compensation as necessary throughout the year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the compensation consulting firm.

The specific determinations with respect to executive compensation for fiscal 2008 are described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company, reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and developing a set of corporate governance principles for the Company. Our Nominating and Corporate Governance Committee charter can be found on our corporate website at  http://ir.websitepros.com/documents.cfm . All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards).

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

At this time, the Nominating and Corporate Governance Committee does not consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

COMPENSATION OF DIRECTORS

Until January 25, 2007, each non-employee director of the Company received a payment of $1,000 for each in-person meeting of the Board of Directors or any committee thereof attended by such non-employee director and $250 for any telephonic meeting of the Board of Directors or any committee thereof attended by such non-employee director.

On January 25, 2007, the Board of Directors completed a review of compensation for non-employee directors.  The review included a study performed by a compensation consulting firm.  Based on the analysis, and the increased responsibility and time commitment associated with Board and committee service, effective January 26, 2007, the Company began paying a quarterly retainer as follows:

Quarterly
Retainer
Position	($)
Non-Employee, Non-Chair Board Member	4,000
Audit Committee Chair	5,000
Compensation Committee Chair	4,500
Nominating and Corporate Governance Committee Chair	4,250

Also effective January 26, 2007, the Company began paying per meeting fees of $1,500 for Tier I meetings and $750 for Tier II meetings.  The determination of Tier I and II meetings is at the discretion of the chairman of the Board of Directors and is primarily based on the items to be reviewed and/or acted on at the meeting.  The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy.

During 2007, each non-employee director of the Company also received stock option grants under the 2005 Non-Employee Directors’ Stock Option Plan (the “2005 Directors Plan”). Only non-employee directors of the Company are eligible to receive options under the 2005 Directors Plan. Options granted under the 2005 Directors Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code.

Pursuant to the original terms of the 2005 Directors Plan, any individual who served as a non-employee director upon the effectiveness of the Company’s initial public offering, or became a non-employee director after the Company’s initial public offering and prior to January 25, 2007 was automatically granted an initial option to purchase 40,000 shares of common stock. The initial grants issued upon the effectiveness of the initial public offering have an exercise price per share equal to $10.00, the price per share in the Company’s initial public offering. The shares subject to each initial grant vest in a series of 36 successive equal monthly installments measured from the date of grant.

On January 25, 2007, the Board of Directors approved, upon the recommendation of the Compensation Committee and subject to stockholder approval, an amendment to the 2005 Directors Plan to modify, among other things, the initial and annual grants to non-employee directors by providing for restricted stock grants and reducing the size of the option grants.  This amendment was approved by our stockholders at the 2007 annual meeting of stockholders.

During the last completed fiscal year, the Company granted under the 2005 Directors Plan 4,250 shares of restricted stock and options covering 8,500 shares of common stock to each non-employee then serving as director of the Company and additional options covering 5,000, 3,000 and 2,000 for the individuals who were serving as the chairperson of each of the audit committee, compensation committee and the nominating and corporate governance committee, respectively, immediately following the 2007 Annual Meeting of Stockholders, at an exercise price per share of $8.70, the fair market value of such shares at such time. The shares subject to such options vest in a series of 12 successive equal monthly installments measured from the date of grant and the shares of restricted stock vest on the first anniversary of the date of grant. The Company granted initial options covering 40,000 shares to a new director with an exercise price of $8.90, vesting monthly over three years.  The Company granted initial options covering 25,000 shares with an exercise price of $8.90, vesting monthly over three years, and 12,500 shares of restricted stock, vesting annually over three years, to another new director. As of March 19, 2008, no options had been exercised under the 2005 Directors Plan.  In connection with Mr. Durity’s resignation upon the Web.com acquisition, and in recognition of his service to Website Pros, the board of directors modified the equity grants held by Mr. Durity so that any restricted stock and any options to purchase Website Pros common stock held by him immediately prior to the closing to the Web.com acquisition became fully vested and extended the time period in which Mr. Durity would have to exercise any stock option to the end of the term of each such option.

The following table provides information for fiscal 2007 compensation for non-employee directors who served during fiscal 2007.

	Fees Earned or	Stock	Option
Name	Paid in Cash	Awards (1)	Awards (1)	Total
Hugh M. Durden(2)	$32,768	$23,978	$144,865	$201,611
G. Harry Durity (3)	$25,340	$41,935	$227,284	$294,559
Julius Genachowski (4)	$31,945	$23,978	$147,884	$203,807
Alex Kazerani (5)	$5,500	$10,986	$11,092	$27,578
Timothy I. Maudlin (6)	$36,300	$23,978	$167,617	$227,895
Robert S. McCoy, Jr. (7)	$22,500	$23,978	$73,308	$119,786
Deven Parekh (8) (9)	$5,840	$—	$50,837	$56,677
George J. Still, Jr. (10) (9)	$3,840	$—	$60,351	$64,191

(1)   The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) and thus includes amounts from awards granted in and prior to 2007.  Assumptions used in the calculation of this amount are included in footnote 10 to the

Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2008.

(2)   Includes an option to purchase 40,000 shares of common stock granted on January 17, 2006 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $88,897, an option to purchase 10,000 shares of common stock granted on May 9, 2006 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $24,813, an option to purchase 10,500 shares of common stock granted on May 8, 2007 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $31,154 and 4,250 shares of restricted common stock granted on May 8, 2007 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $23,978.  As of December 31, 2007, the director had options outstanding to purchase 60,500 shares of common stock.

(3)   Includes an option to purchase 40,000 shares of common stock granted on January 17, 2006 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $156,244, an option to purchase 10,000 shares of common stock granted on May 9, 2006 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $24,813, an option to purchase 8,500 shares of common stock granted on May 8, 2007 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $46,226 and 4,250 shares of restricted common stock granted on May 8, 2007 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $41,935.  As of December 31, 2007, the director had options outstanding to purchase 58,500 shares of common stock. Effective September 30, 2007, Mr. Durity resigned from the Board of Directors in connection with our transaction with Web.com.

(4)   Includes an option to purchase 40,000 shares of common stock granted on January 17, 2006 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $88,897, an option to purchase 10,000 shares of common stock granted on May 9, 2006 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $24,813, an option to purchase 11,500 shares of common stock granted on May 8, 2007 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $34,124 and 4,250 shares of restricted common stock granted on May 8, 2007 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $23,978.  As of December 31, 2007, the director had options outstanding to purchase 61,500 shares of common stock.

(5)   Includes an option to purchase 25,000 shares of common stock granted on October 1, 2007 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $11,092 and 12,500 shares of restricted common stock granted on October 1, 2007 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $10,986.  As of December 31, 2007, the director had options outstanding to purchase 25,000 shares of common stock.  Effective September 30, 2007, Mr. Kazerani joined the Board of Directors in connection with our transaction with Web.com.

(6)   Includes an option to purchase 40,000 shares of common stock granted on November 7, 2005 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $90,340, an option to purchase 15,000 shares of common stock granted on May 9, 2006 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $37,221, an option to purchase 13,500 shares of common stock granted on May 8, 2007 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $40,057 and 4,250 shares of restricted common stock granted on May 8, 2007 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $23,978.  As of December 31, 2007, the director had 68,500 options outstanding.

(7)   Includes an option to purchase 40,000 shares of common stock granted on March 28, 2007 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $48,087, an option to purchase 8,500 shares of common stock granted on May 8, 2007 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $25,221 and 4,250 shares of restricted common stock granted on May 8, 2007 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $23,978.  As of December 31, 2007, the director had 48,500 options outstanding. Effective March 28, 2007, Mr. McCoy joined the Board of Directors.

(8)   Includes an option to purchase 40,000 shares of common stock granted on November 7, 2005 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $31,811 and an option to purchase 15,000 shares of common stock granted on May 9, 2006 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $19,026.  As of December 31, 2007, the director had no options outstanding.

(9)   Messrs. Parekh and Still did not stand for reelection to our board of directors and, accordingly, are no longer members of our board of directors effective as of the 2007 annual meeting of stockholders.

(10) Includes an option to purchase 40,000 shares of common stock granted on November 7, 2005 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $31,810.73 and an option to purchase

15,000 shares of common stock granted on May 9, 2006 with a grant date fair value (as calculated under FAS 123R for financial reporting purposes) of $28,539.87.  As of December 31, 2007, the director had no options outstanding.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

From January 1, 2007, through September 30, 2007, the Compensation Committee consisted of Messrs. Genachowski (Chair), Durity and Maudlin.  Mssrs. Parekh and Still also were members of the Compensation Committee from January 1, 2007 until they ceased to be members of the Board of Directors effective May 8, 2007. From October 1, 2007, through December 31, 2007, the Compensation Committee consisted of Messrs. Genachowski (Chair), Maudlin and McCoy. No member of the Compensation Committee is an officer or employee of Website Pros, and none of our executive officers serve as a member of a compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee. Each of our directors holds Website Pros’ securities as set forth under the heading “Security Ownership of Certain Beneficial Owners and Management.”

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met seven times during the last fiscal year. Each incumbent Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Corporate Secretary of Website Pros at 12375 Gran Bay Parkway West, Building 200, Jacksonville, Florida 32258. All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual directors on a periodic basis. These communications will be reviewed by one or more employees of the Company designated by the Board, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and communications not requiring Board consideration). The screening procedures have been approved by a majority of the independent directors of the Board. All communications directed to the Audit Committee in accordance with the Company’s whistleblower Policy that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.

CODE OF ETHICS

The Company has adopted the Website Pros, Inc. Code of Conduct that applies to all officers, directors and employees. The Code of Conduct is available on our website at  http://ir.websitepros.com/documents.cfm . If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee shall not constitute “soliciting material,” shall not be deemed “filed” with the SEC and is not to be incorporated by reference into any of other the Company’s filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

Communications with Management and Independent Registered Public Accounting Firm

The Audit Committee has reviewed and discussed our audited financial statements with management. In addition, the Audit Committee has discussed with Ernst & Young LLP, Website Pros’ independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, “ Communications

with Audit Committees ,” which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by the Independence Standards Board Standard No. 1, which relates to Ernst & Young LLP’s independence from Website Pros and its related entities, and has discussed their independence from Website Pros, including whether Ernst & Young LLP’s provision of non-audit services was compatible with that independence.

Committee Member Independence and Financial Expert

From January 1, 2007, through September 30, 2007, the Audit Committee was comprised of Mr. Maudlin (Chair), Mr. Durden and Mr. Durity, all of whom satisfy the independence criteria of the Nasdaq listing standards for serving on an audit committee. From October 1, 2007, through October 24, 2007, the Audit Committee was comprised of Mr. Maudlin (Chair) and Mr. Durden. From October 25, 2007, through December 31, 2007, the Audit Committee was comprised of Mr. Maudlin (Chair), Mr. Durden, and Mr. McCoy, all of whom satisfy the independence criteria of the Nasdaq listing standards for serving on an audit committee.  SEC regulations require Website Pros to disclose whether its Board has determined that a director qualifying as a “financial expert” serves on the Website Pros Audit Committee. Website Pros’ Board has determined that Mr. Maudlin qualifies as a “financial expert” within the meaning of such regulations.

Recommendation Regarding Financial Statements

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that Website Pros’ audited financial statements for the fiscal year ended December 31, 2007, be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

AUDIT COMMITTEE
Timothy Maudlin, Chair
Hugh Durden
Robert S. McCoy, Jr.

PROPOSAL 2

APPROVAL OF CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION

On January 31, 2008, our Board of Directors approved a Certificate of Amendment to our Certificate of Incorporation, subject to stockholder approval, to effect a corporate name change from Website Pros, Inc. to Web.com, Inc. The Certificate of Amendment is attached hereto as Appendix A.

Our management and our Board of Directors believe that the corporate name change will better align our corporate name with our mission.

The change of our name will not affect in any way the validity of currently outstanding stock certificates or the trading of our securities. Stockholders will not be required to surrender or exchange any stock certificates currently held by them. Website Pros expects to trade on the NASDAQ Global Market under the symbol “WWWW” if the stockholders approve the amendment to the Certificate of Incorporation changing our name to “Web.com, Inc.”

Stockholders are requested in this Proposal No. 2 to adopt the amendment to the Certificate of Incorporation. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Certificate of Incorporation. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3
APPROVAL OF THE ADOPTION OF THE

WEBSITE PROS, INC. 2008 EQUITY INCENTIVE PLAN

We are asking our stockholders to approve the adoption of our 2008 Equity Incentive Plan at the annual meeting of stockholders. In this Proposal, we call this plan the 2008 Plan. On March 31, 2008, our board of directors, or the Board, approved the 2008 Plan, subject to stockholder approval. The 2008 Plan is critical to our ongoing effort to build stockholder value. As discussed in the Compensation Discussion and Analysis beginning on page 28 of this proxy statement, equity incentive awards are central to our compensation program. The Board believes that our ability to grant stock awards to new and existing employees has helped and will continue to help us attract, retain, and motivate employees.

Vote Required and Recommendation of The Board

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the adoption of the 2008 Plan.  Abstentions and broker non-votes will be counted towards a quorum.  Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.  Broker non-votes are not counted for any purpose in determining whether this matter has been approved.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL 3.

Summary of the 2008 Plan

A summary of the principal features of the 2008 Plan follows below. The summary is qualified by the full text of the 2008 Plan that is attached as Appendix B to this proxy statement.

Types of Awards

The 2008 Plan provides for the following types of awards: incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards, performance cash awards, and other stock-based awards. In this Proposal, we refer to the various types of stock awards collectively as the stock awards and to the various types of stock awards and cash awards collectively as the awards.

Eligibility

Awards may be granted under the 2008 Plan to our employees, directors and consultants. Only our employees may receive incentive stock options. As of March 19, 2008, approximately 722 employees and five non-employee directors were eligible to participate in the 2008 Plan.

Administration

The Board, or a committee of the Board, will administer the 2008 Plan. A committee may consist of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, or of two or more “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1980, as amended, or the Code. For grants of awards to employees other than the named executive officers, the 2008 Plan also permits delegation of administration of the 2008 Plan to one or more of our “officers” within the meaning of Section 16 of the Exchange Act, as amended, and the rules and regulations promulgated thereunder.

As administrator of the 2008 Plan, the Board has the authority to implement, construe and interpret its provisions. Among other things, the Board has the power to determine award recipients and the terms of awards including the exercise price, the number of shares subject to each award, the exercisability of stock awards and the form of consideration payable at exercise. The Board has the power to approve forms of award agreements, and to adopt procedures and sub-plans to permit employees, directors or consultants who are foreign nationals or employed outside the United States to participate in the 2008 Plan.

Prohibition of Repricing

The 2008 Plan expressly provides that neither the Board nor its committee shall have the authority to reprice any outstanding stock awards   under the 2008 Plan or to cancel and re-grant any outstanding stock awards under the 2008 Plan, unless our shareholders have approved such an action within 12 months prior to such an event.

Stock Subject to the 2008 Plan

Up to 3,000,000 shares of common stock may be issued pursuant to stock awards granted under the 2008 Plan.  As of March 31, 2008, no awards had been granted under the 2008 Plan.  The Board or its committee may not provide for the increase in the shares reserved under the 2008 Plan without the approval of a majority of the votes cast in person or by proxy by our shareholders.

The shares of common stock subject to stock awards granted under the 2008 Plan that expire, are forfeited because of a failure to vest, or otherwise terminate without being exercised in full will return to the 2008 Plan and be available for issuance under the 2008 Plan. However, any shares that are withheld to satisfy tax requirements or that are used to pay the exercise or purchase price of a stock award may not be issued under the 2008 Plan.

Terms of Options

A stock option is the right to purchase shares of our common stock at a fixed exercise price for a fixed period of time. Stock option grants may be incentive stock options or nonstatutory stock options; however, no more than 3,000,000 shares of common stock may be issued under the 2008 Plan pursuant to the exercise of incentive stock options. Each option is evidenced by a stock option agreement. The Board determines the terms of a stock option including the exercise price, the form of consideration to be paid on exercise, the vesting schedule, restrictions on transfer and the term. The exercise price of a stock option may not be less than 100% of the fair market value of the stock subject to the option on the date of grant (for an incentive stock option 110% if the optionee is a 10% holder). The term of an option will not be longer than ten years (five years if the optionee is a 10% holder) and may be subject to restrictions on transfer. When exercised, the exercise price may be paid in a form permitted by the stock option agreement, which may include payment in cash, by check, bank draft, or money order payable to us, pursuant to a program developed under Regulation T promulgated by the Federal Reserve Board, by delivery of other shares of common stock, by a “net exercise” arrangement, or by any other means acceptable to the Board and permissible under applicable law.

Options generally terminate three months after termination of an optionee’s service (or such longer or shorter period as set forth in the option agreement). As set forth in the 2008 Plan, the optionee generally (subject to the terms of the option agreement) will have longer to exercise when termination is due to disability (12 months) or death (18 months).  No option may be exercised beyond the expiration of its term.

Terms of Restricted Stock Awards

Restricted stock awards are awards of shares of our common stock that vest in accordance with terms and conditions established by the Board. Each restricted stock award is evidenced by an award agreement that sets forth the terms and conditions of the award. The Board sets the terms of the restricted stock awards including the size of the restricted stock award, the price (if any) to be paid by the recipient, the vesting schedule, and any performance criteria that may be required for the stock to vest. The restricted stock award may vest based on continued employment and/or the achievement of performance goals. If a participant’s service terminates before the restricted stock is fully vested, all of the unvested shares may be forfeited to, or repurchased by, the Company, as provided for in the restricted stock award agreement.

Terms of Restricted Stock Unit Awards

A restricted stock unit is a right to receive stock or cash equal to the value of a share of stock at the end of a set period. No stock is issued at the time of grant. Each restricted stock unit award is evidenced by an agreement that sets forth the terms and conditions of the award. The Board sets the terms of the restricted stock unit award, including the size of the restricted stock unit award, the consideration (if any) to be paid by the recipient, the vesting schedule,  any performance criteria and the form (stock or cash) in which the award will be settled. When a participant’s service terminates, the unvested portion of the restricted stock unit award will be forfeited unless otherwise provided in the restricted stock unit award agreement.

Terms of Stock Appreciation Rights

A stock appreciation right, or SAR, is the right to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date for the number of shares of our common stock that are exercised. SARs may be granted as stand-alone stock awards or in tandem with other stock awards. Each SAR is evidenced by an agreement specifying the exercise price, vesting schedule, number of shares granted and the other terms of the SAR.

When a SAR is exercised, the holder is entitled to an amount equal to the difference between (a) the fair market value of a share of our common stock on the date the SAR was granted and (b) the fair market value of a share of our common stock on the date the SAR is exercised. We may pay the amount of the appreciation in cash or shares of our common stock, a combination of both or in any other form of consideration determined by the Board and set forth in the SAR agreement. SARs generally terminate three months after termination of a holder’s service or as set forth in the SAR agreement.

Terms of Performance Based Stock Awards and Performance Cash Awards

Performance Stock Awards.  A performance stock award may be granted, may vest, or may be exercised upon achievement of pre-determined performance goals. A performance stock award may require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the Board or a committee of the Board. The maximum number of shares of our common stock that may be granted to any participant in a calendar year attributable to performance stock awards under the 2008 Plan shall not exceed 1,000,000 shares of stock   In addition, to the extent permitted by applicable law and the award agreement, the Board (or committee as applicable) may determine that cash may be used in payment of performance stock awards.

Performance Cash Awards.  A performance cash award is a cash award that is paid upon the achievement of performance goals during a performance period. A performance cash award may also require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the Board or a committee of the Board. The Board (or committee as applicable) may specify the form of payment of performance cash awards, which may be cash or other property, or may provide for a participant to have an election for his or her performance cash award, or such portion thereof as the Board (or committee as applicable) may specify, to be paid in whole or in part in cash or other property. The maximum value that may be granted to any participant in a calendar year attributable performance cash awards under the 2008 Plan shall not exceed $3,000,000.  In addition, to the extent permitted by applicable law and the applicable award agreement, the Board (or committee as applicable) may determine that common stock authorized under the 2008 Plan may be used in payment of performance cash awards.

Performance Criteria.  Performance-based stock and cash awards may be made subject to one or more of the following criteria: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii) stockholders’ equity; and (xxviii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

Terms of Other Stock Awards

The Board may grant other incentive awards that are based in whole or in part by reference to the value of our common stock. Subject to the provisions of the 2008 Plan, the Board has the authority to determine the persons to whom and the dates on which such other stock awards will be granted, the number of shares of common stock (or cash equivalents) to be subject to each award, and other terms and conditions of such awards. Such awards may be granted either alone or in addition to other stock awards granted under the 2008 Plan.

Changes to Capital Structure

In the event any change is made in the shares subject to the 2008 Plan or any stock award granted under the 2008 Plan, whether through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or otherwise, the Board will adjust: (a) the class(es) and maximum number of securities subject to the 2008 Plan, (b) the class(es) and maximum number of securities that may be issued pursuant to the exercise of incentive stock options, (c) the class(es) and maximum number of securities (or amount of cash consideration) that may be awarded to any person pursuant to performance stock awards and other stock-based awards intended to satisfy the requirements of Section 162(m) of the Code (such as options and stock appreciation rights), and (d) the class(es) and number of securities and price per share of stock subject to outstanding stock awards.

Corporate Transactions; Changes in Control

In the event of a corporate transaction (as such term is defined in the 2008 Plan), outstanding stock awards under the 2008 Plan may be assumed, continued, or substituted by the surviving corporation. If the surviving corporation does not assume, continue, or substitute such stock awards, then (a) any stock awards that are held by individuals performing services for us immediately prior to the effective time of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such stock awards will be terminated if not exercised prior to the effective time of the corporate transaction, and (b) all other outstanding stock awards will be terminated if not exercised on or prior to the effective time of the corporate transaction.  Notwithstanding the foregoing, if a stock award would terminate if not exercised prior to the effective time of a corporate transaction, the Board, in its sole discretion, may provide that the holder of such stock award may not exercise it but instead will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of the value of the property such holder would have received upon exercise of the stock award (including, at the discretion of the Board, any unvested portion of the stock award) over any exercise price payable by such holder in connection with such exercise.

A stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control (as such term is defined in the 2008 Plan) as may be provided in the stock award agreement or as may be provided in any other written agreement between us or any of our affiliates and the participant; however, in the absence of such provision, no such acceleration shall occur.

Duration, Suspension, Termination, and Amendment

The Board may suspend or terminate the 2008 Plan at any time. The 2008 Plan is scheduled to terminate on March 31, 2018. No awards may be granted under the 2008 Plan while the 2008 Plan is suspended or after it is terminated.

The Board may amend the 2008 Plan at anytime. However, if legal, regulatory or listing requirements require stockholder approval, the amendment will not go into effect until the stockholders have approved the amendment.

Tax Withholding

The Board may require a participant to satisfy any federal, state, local, or foreign tax withholding obligation relating to a stock award by (a) causing the participant to tender a cash payment; (b) withholding shares of common stock from the shares of common stock issued or otherwise issuable to the participant in connection with the award; (c) withholding cash from an award settled in cash or other amounts payable to the participant; or (d) by other method set forth in the award agreement.

Summary of Federal Income Tax Consequences of the 2008 Plan

The following summary is intended only as a general guide to the U.S. federal income tax consequences under current law of participation in the 2008 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances. Furthermore, the tax consequences are complex and subject to change, and a taxpayer’s particular situation may be such that some variation of the described rules is applicable.

Incentive Stock Options.  A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option was granted and more than one year after the date the option was exercised for those shares, any gain or loss on a disposition of those shares (a “qualifying disposition”) will be a long-term capital gain or loss. Upon such a qualifying disposition, we will not be entitled to any income tax deduction.

If a participant disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the option exercise date and the exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is treated as an adjustment in computing the participant’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

Nonstatutory Stock Options.  Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status.  A participant generally recognizes no taxable income as the result of the grant of such an option.  Upon exercise of a nonstatutory stock option, the participant normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares purchased.  Generally, we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction in the tax year in which such ordinary income is recognized by the participant.

Upon the disposition of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss.

Stock Appreciation Rights.  A participant recognizes no taxable income upon the receipt of a stock appreciation right.  Upon the exercise of a stock appreciation right, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price.  If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes.  We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock.  A participant acquiring restricted stock generally will recognize ordinary income equal to the difference between the fair market value of the shares on the “determination date” (as defined below) and their purchase price, if any.  If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes.  The “determination date” is the date on which the participant acquires the shares unless they are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture.  If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired.  Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss.  Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. We will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the year in which such ordinary income is recognized by the participant.

Restricted Stock Units.  No taxable income is recognized upon receipt of a restricted stock unit award. In general, the participant will recognize ordinary income in the year in which the units vest and are settled in an amount equal to any cash received and the fair market value of any nonrestricted shares issued on the date of issuance. We will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction equal to the amount of ordinary income recognized by the participant. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Performance Awards.  A participant generally will recognize no income upon the grant of a performance share or performance units award.  Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any nonrestricted shares received.  If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes.  If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described under “Restricted Stock.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date,” will be taxed as capital gain or loss.  We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Potential Limitation on Deductions.  Compensation of persons who are “covered employees” of the Company is subject to the tax deduction limits of Section 162(m) of the Code. Awards that qualify as “performance-based compensation” are exempt from Section 162(m), thereby permitting us to claim the full federal tax deduction otherwise allowed for such compensation. The 2008 Plan is intended to enable the Committee to grant awards that will be exempt from the deduction limits of Section 162(m).

In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to restricted stock  awards,  restricted stock unit awards,  performance stock awards and performance cash awards will qualify as performance-based compensation if (i) such awards are approved by a compensation committee composed solely of “outside directors,” (ii) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, (iii) the per-employee limitation is approved by the shareholders, and (iv) the exercise or strike price of the award is no less than the fair market value of the stock on the date of grant.  Compensation attributable to restricted stock, restricted stock units, performance shares, performance units, deferred stock and other stock-based awards will qualify as performance-based compensation, provided that (i) the award is approved by a compensation committee composed solely of “outside directors,” (ii) the award is granted, becomes vested or is settled, as applicable, only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) our Compensation Committee certifies in writing prior to the granting (or vesting or settlement) of the award that the performance goal has been satisfied, and (iv) prior to the granting (or vesting or settlement) of the award, the shareholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal).  It is intended that options and stock appreciation rights granted under the 2008 Plan qualify as performance-based compensation that is exempt from the $1 million deduction limitation.

It is intended that the Committee may grant restricted stock  awards,  restricted stock unit awards,  performance stock awards and performance cash awards under the 2008 Plan that qualify as performance-based compensation that is exempt from the $1 million deduction limitation.

New Plan Benefits

We cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers and employees under the 2008 Plan.  The first table below sets forth information about awards granted under our 2005 Equity Incentive Plan (the “2005 Plan”) to the Named Executive Officers, all current executive officers as a group, all non-employee directors as a group, and all non-executive employees and consultants as a group.  Whether or not the 2008 Plan is approved by our shareholders at this Annual Meeting, our non-employee directors will receive their annual awards under our 2005 Non-Employee Director Stock Option Plan (the “2005 Director Plan”).  Accordingly, the second table below sets forth the proposed grants to be made under the 2005 Director Plan to our non-employee directors, individually and as a group, in connection with this Annual Meeting.  On March 19, 2008, the closing price of our common stock on NASDAQ was $9.91 per share.

New Plan Benefits – Awards Granted in 2007 under the 2005 Plan

Name	Number of Securities Underlying Awards Granted	Weighted Average Exercise Price Per Share ($)
David L. Brown, Chief Executive Officer	200,000	8.92
Jeffrey M. Stibel, President	—	—
Kevin M. Carney, Chief Financial Officer	70,000	8.92
Executive Group (3 persons)	270,000	8.92
Non-Employee Director Group (5 persons)	—	—
Non-Executive Officer Employee and Consultant Group (691 persons)	1,222,200	9.52

New Plan Benefits – Awards Anticipated in 2008 under the 2005 Director Plan

Name	Number of Securities Underlying Awards Granted (1)
Hugh M. Durden	14,750
Julius Genachowski	15,750
Alex Kazerani	12,750
Timothy I. Maudlin	17,750
Robert S. McCoy, Jr.	12,750
Non-Employee Director Group (5 persons)	73,750

(1)          Includes 4,250 shares of restricted common stock to be issued to each non-employee director.  Because these awards have not been granted, the exercise price is unknown.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited the Company’s financial statements since 2002. Representatives of Ernst & Young LLP are expected to be present at the annual meeting at which they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether to retain Ernst & Young LLP as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2006 and December 31, 2007, by Ernst & Young LLP, the Company’s principal accountant (all fees described below were approved by the Audit Committee):

	Fiscal Year Ended
	December 31,
	2007	2006
	(in thousands)
Audit Fees (1)	$814	$578
Audit-related Fees (2)	25	234
Tax Fees (3)	178	76
All Other Fees	2	2

(1)	The 2006 amount includes audit fees associated with a follow-on offering of the Company’s common stock.

(2)	Consists of fees pertaining to the acquisitions of the assets of 1ShoppingCart.com Canada Corp., 1ShoppingCart.com Corp. and Renex, Inc. in 2006 and the acquisition of Web.com in 2007.

(3)

Consists of fees pertaining to tax consultations in connection with the acquisitions of the assets of 1ShoppingCart.com Canada Corp., 1ShoppingCart.com Corp. and Renex, Inc. during 2006, to the acquisition of Web.com in 2007. The 2007 and 2006 amounts also include fees for tax compliance services.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee pre-approves all audit and non-audit services rendered by our independent registered accounting firm, Ernst & Young LLP. While the Audit Committee Charter permits the Audit Committee to delegate pre-approval authority to one or more individuals, as well as to pre-approve defined categories of services, the Audit Committee has not yet done so. To date, all pre-approval has been given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 19, 2008 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total
Five Percent Stockholders:
Parties Affiliated with William Blair Capital Management LLC
222 West Adams Street
Chicago, IL 60606-5312	2,278,988	8.25%

Parties Affiliated with Par Capital Management, Inc.
One International Place, Suite 2401
Boston, MA 02110	2,216,700	8.03%

Parties Affiliated with NorthPointe Capital, LLC
101 W. Big Beaver, Suite 745
Troy, MI 48084	1,696,233	6.14%

Directors and Executive Officers:
David L. Brown (2)	1,545,442	5.31%
Jeffrey M. Stibel (3)	1,511,318	5.24%
Kevin M. Carney (4)	302,658	1.09%
Hugh M. Durden (5)	55,861	*
Julius Genachowski (6)	56,861	*
Alex Kazerani (7)	57,695	*
Timothy I. Maudlin (8)	223,570	*
Robert S. McCoy, Jr. (9)	27,194	*
All executive officers and directors as a group (8 persons) (10)	3,477,921	11.28%

*      Less than one percent.

(1)   This table is based upon information supplied by officers, directors and stockholders and Schedules 13D, 13F and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 27,609,540 shares outstanding on March 19, 2008, adjusted as required by rules promulgated by the SEC.

(2)   Includes 36,414 shares held by Atlantic Teleservices, L.P. (“Atlantic Teleservices”), 68 shares held by Mr. Brown’s wife, 68 shares held by Mr. Brown’s son and 1,482,951 shares issuable upon the exercise of options exercisable within 60 days after March 19, 2008.  Mr. Brown is a member of CIMC Atlantic II, LLC, which is the general partner of Atlantic Teleservices. Mr. Brown shares voting and investment power with respect to these shares with Alton G. Keel, Jr.

(3)   Includes 9,834 shares held by a trust and 1,254,686 shares issuable upon the exercise of options exercisable within 60 days after March 19, 2008.

(4)   Includes 270,753 shares issuable upon the exercise of options exercisable within 60 days after March 19, 2008.

(5)   Includes 51,611 shares issuable upon the exercise of options exercisable within 60 days after March 19, 2008.

(6)   Includes 52,611 shares issuable upon the exercise of options exercisable within 60 days after March 19, 2008.

(7)   Includes 18,611 shares issuable upon the exercise of options exercisable within 60 days after March 19, 2008.

(8)   Includes 57,122 shares held by Mr. Maudlin’s wife, Janice K. Maudlin and 61,833 shares issuable upon the exercise of options exercisable within 60 days after March 19, 2008.

(9)   Includes of 22,944 shares issuable upon the exercise of options exercisable within 60 days after March 19, 2008.

(10) Includes 3,216,000 shares issuable upon exercise of options exercisable within 60 days after March 19, 2008. See notes (2) through (9) above.

EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers, including their ages as of March 19, 2008.

Name	Age	Position
David L. Brown	54	Director and Chief Executive Officer

Jeffrey M. Stibel	34	President

Kevin M. Carney	44	Chief Financial Officer

David L. Brown has served as our Chief Executive Officer since August 2000 and as a member of our Board of Directors since August 1999. Mr. Brown served as our President from August 1999 until March 2000 and from August 2000 until September 2007. Mr. Brown was employed by Atlantic Partners Group, a private equity firm, from March 2000 until August 2000. Prior to joining us, Mr. Brown founded Atlantic Teleservices, a technology services company, in 1997 and served as its Chief Executive Officer from 1997 until its acquisition by us in August 1999. Mr. Brown holds a B.A. from Harvard University.

Jeffrey M. Stibel has served as a member of our Board of Directors since September 30, 2007, when he also assumed the role of President.  From August 2005 until joining Website Pros upon Website Pros’ acquisition of Web.com, Mr. Stibel was the President and Chief Executive Officer of Web.com, and a member of its board of directors.  From August 2000 to August 2005, Stibel held executive positions at United Online, Inc. (NASDAQ: UNTD), a technology company that owns and operates branded ISPs (NetZero, Juno and BlueLight Internet) and Web services (Classmates.com, MySite, PhotoSite and FreeServers).  Mr. Stibel currently serves on the board of directors for Autobytel (NASDAQ: ABTL) and several private companies. He also serves on the board of Brown University’s Entrepreneurship Program and Tufts University’s Gordon Center for Leadership.  Mr. Stibel received a master’s degree from Brown University and studied business and brain science at MIT’s Sloan School of Management and at Brown University, where he was a Brain and Behavior Fellow.

Kevin M. Carney has served as our Chief Financial Officer since January 2002. Mr. Carney served as our director of finance from September 2000 until January 2002 and from August 1999 until June 2000. Mr. Carney was employed by Atlantic Partners Group, a private equity firm, from June 2000 until September 2000. Prior to joining us, Mr. Carney served as the chief financial officer of Atlantic Teleservices, a technology services company, from June 1998 until its acquisition by us in August 1999. Mr. Carney is a certified public accountant and holds a B.S. in accounting and finance from Boston College.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Board of Directors has delegated the power and authority to review, modify and approve compensation policies and practices and to administer the Company’s equity plans to the Compensation Committee. The Compensation Committee annually evaluates and establishes the compensation policies for the Chief Executive Officer and other members of senior management including the named executive officers. Messrs. Genachowski (Chairman), Maudlin and McCoy comprise the Compensation Committee and are non-employees and independent within the meaning of Rule 4200(a)(15) of the Nasdaq listing standards.

Compensation Philosophy and Objectives

The Compensation Committee believes that compensation of the Company’s executive officers should:

•                  provide a means for Website Pros to attract, retain and reward high-quality executives and other employees who will contribute to the long-term success of the Company;

•                  inspire executive officers, including the Company’s Chief Executive Officer, to achieve the Company’s business objectives; and

•                  align the financial interests of the executive officers and other employees with those of the stockholders.

The Compensation Committee’s approach regarding base salaries for executives is conservative, with the goal of maintaining base salaries at or somewhat below the industry median for Web services companies of comparable size and giving greater weight in total compensation in target bonus and gains related to equity.  The Company believes significant equity-based incentives for executives and other key employees help ensure that the executives and key employees are motivated over the long-term to respond to the Company’s business challenges and opportunities as owners and not just as employees.

In connection with setting executive compensation for fiscal 2007, the Compensation Committee engaged an outside compensation consulting firm to evaluate the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals and to assist in refining the Company’s compensation strategy. The compensation consulting firm developed recommendations that were presented to the Compensation Committee for its consideration. The Board of Directors approved modified recommendations of the compensation consulting firm, consistent with the above considerations.

Compensation Benchmarking

In order to compare the Company’s compensation approach with market practices, in 2007 the Compensation Committee reviewed compensation data compiled by the Company’s compensation consulting firm, which was drawn from individual company proxy filings and survey data with respect to the Company’s peer group. In determining the peer group, the compensation consulting firm and management recommended, and the Compensation Committee approved, a list of companies which compete for talent within the Company’s labor markets. The peer group consisted of Internet software and services companies with similar revenue to that anticipated by the Company in 2008 and similar revenue growth rates.  For fiscal year 2007, our compensation peer group consisted of the following 21 companies, referred to below as the peer group companies:

24/7 Real Media, Inc.	Interwoven, Inc.	Sina Corp.
Concur Technologies, Inc.	Kenexa Corp.	Sonicwall, Inc.
Cybersource Corp.	Knot, Inc.	Stellent, Inc.
Dealertrack Holdings, Inc.	Marchex, Inc.	Taleo Corp.
Digital Insight, Inc.	Online Resources Corp.	Ultimate Software Group, Inc.
Digital River, Inc.	Perficient, Inc.	WebMD, Inc.
Internap Network Services Corp.	Rightnow Technologies, Inc.	Websense, Inc.

In general, we strive to position salaries near the 50th percentile of these peer group companies. Our total cash and equity compensation is targeted near the 75th percentile of these peer group companies for on-target performance.

Elements of Compensation

The Compensation Committee uses two types of compensation to achieve its overall compensation objectives: annual compensation and long-term compensation. Annual compensation is comprised of base salary and variable cash compensation, while long-term compensation is generally comprised of stock options.

Annual Compensation

Base Salary. The Compensation Committee recognizes the importance of maintaining base cash compensation levels that are competitive with the companies with which Website Pros competes for talent. Base salary for executives is targeted in reference to companies in similar businesses and with similar characteristics such as revenue and market capitalization. The Compensation Committee received this data in 2007 from a compensation consulting firm. The Compensation Committee reviews annual salaries for all of the Company’s executive officers. In addition to other features, the annual salary plan takes into account past performance and expected future contributions of the individual executive.

Variable Compensation. In addition to earning a base salary, executives and certain members of senior management are eligible to receive additional cash compensation through variable bonuses. The variable bonuses are intended to motivate executives to achieve company-wide and individual operating and strategic objectives. Potential payment levels are equal to a percentage of base salary, which percentage is set annually by the Compensation Committee for the ensuing year. Payouts of bonuses, which generally are made in the first quarter of the following year (February 2008 in the case of 2007), are based upon the Compensation Committee’s review and analysis as to the extent to which both Company and individual operating and strategic objectives have been achieved, though the Compensation Committee may modify these goals and criteria or grant additional variable cash compensation to the executive officers even if the performance goals are not met. The combination of annual salary and variable compensation is targeted to bring the participant’s total cash compensation to levels that are at or near the 75th percentile of companies the Company considers comparable, as discussed above.

Long-Term Compensation

Equity Compensation. Equity compensation, which the Compensation Committee considers to be long term compensation, is an integral component of the Company’s efforts to attract and retain exceptional executives, senior management and employees. The Compensation Committee believes that properly structured equity compensation aligns the long-term interests of stockholders and employees by creating a strong, direct link between employee compensation and stock appreciation since stock options are only valuable to the employee if the value of the Company’s common stock increases after the date of grant. While equity compensation is an important part of the overall compensation policy, the Compensation Committee is sensitive to the concerns of the Company’s stockholders regarding the potentially dilutive impact of stock option grants and other equity compensation awarded to employees. Stock option grants are determined, therefore, by taking into account each executive officer’s performance and responsibility level, a comparison with comparable awards to individuals in similar positions in the industry, each executive officer’s current level of equity participation, the dilutive impact of the potential grant, and the Company’s operating performance. However, the Compensation Committee does not strictly adhere to these factors in all cases and may vary grants made to each executive officer as the particular circumstances warrant. Exercise prices for options are set at the fair market value of the Company’s common stock on the date of grant.

Options granted to executive employees during 2007 generally vest monthly over four years, provided that the executive officer continues his or her employment with the Company. Accordingly, an option will provide a return to the executive officer only if he or she remains employed by the Company, and then only if the market price of the Company’s common stock appreciates over the option term.

Based upon the factors noted above, the Company granted the named executive officers the option grants set forth in the Grants of Plan-Based Awards in 2007 table below. The Compensation Committee reexamines long-term compensation levels annually.

Executive officers are also generally eligible to participate in the 2005 Employee Stock Purchase Plan. As a result of applicable laws regarding stock ownership, no employee owning more than five percent (5%) of our stock is eligible to participate in this plan. During 2007 the Company did not commence an offering under the 2005 Employee Stock Purchase Plan.

The Compensation Committee believes that the programs described above provide compensation that is competitive with comparable technology companies, that they provide the basis for the Company to attract and retain qualified executive officers, and that they link the interests of executive officers together with those of the stockholders. The Compensation Committee will continue to monitor the relationship among executive compensation, the Company’s performance and stockholder value. The Compensation Committee believes that these programs were appropriate and plans to continue to monitor the Company’s equity compensation plans in light of changing market, financial and regulatory conditions.

We encourage our executive officers to hold a significant equity interest in the Company, however, we do not have any specific ownership guidelines.  We do have a policy that prohibits our executive officers, directors or other members of management from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our stock.

Severance Benefits. Executive officers other than those that have employment agreements are eligible to participate in the Company’s Executive Severance Benefit Plan. The executives with employment agreements are entitled to severance benefits as well, pursuant to their employment agreement. The Compensation Committee considers these severance benefits critical to attracting and retaining high caliber executives.

Personal Benefits. Website Pros seeks to maintain an egalitarian culture in its facilities and operations. Accordingly, Website Pros does not provide officers with reserved parking spaces or separate dining or other facilities. The Company also does not have programs that provide personal-benefit perquisites to officers, such as lodging or defraying the cost of personal entertainment or family travel. Website Pros’ health care and other insurance programs are the same for all eligible employees, including officers. There are no outstanding loans of any kind to any executive officer, and federal law and the Company’s Code of Conduct prohibit loans to executive officers by the Company. Website Pros expects its officers to be role models under its Code of Conduct, which is applicable to all employees, and officers are not entitled to operate under lesser standards.

Employment Agreements and Offer Letters.  Certain of our senior officers are parties to employment agreements in the form previously filed with the SEC.  We have no current plans to make any changes to any employment agreements or offer letters.

2007 Named Executive Officer Compensation

David L. Brown

Mr. Brown is eligible to receive the same categories of compensation as discussed above, which are available to other executive officers of the Company. Mr. Brown’s compensation in 2007 was based primarily upon the terms of the employment agreement between Mr. Brown and Website Pros dated as of April 2005 and effective as of the Company’s initial public offering.

In establishing Mr. Brown’s 2007 compensation arrangements, the Compensation Committee evaluated, among other things, the Company’s overall success throughout 2006 and also considered certain quantifiable measures of growth and performance that are derived from our financial statements, including the Company’s total revenue, net income and earnings per share as well as non-GAAP revenue and earnings measurements which the Compensation Committee believes are key to evaluating the Company’s result.

The Compensation Committee considered other important indications of the Company’s recent growth and success, such as completing the Company’s follow-on offering and the acquisitions of assets from Renex and 1shoppingcart.com in 2006. In addition, in evaluating Mr. Brown’s performance and establishing his 2007 compensation arrangements, the Compensation Committee took into account certain qualitative and intangible factors that relate individually to Mr. Brown, such as Mr. Brown’s leadership and vision, that have played a significant role in the continuing success of the Company.

Based on the Compensation Committee’s review of the peer companies and with the advice of the compensation consulting firm, Mr. Brown’s 2007 compensation included an annual salary of $335,000 in cash and a discretionary cash bonus targeted to be approximately seventy-five percent (75%) of base salary. Consistent with the Compensation Committee’s philosophy, a greater portion of Mr. Brown’s overall compensation was equity-based or based upon a variable bonus.  The Compensation Committee believes that Mr. Brown’s compensation structure for 2007 was in the best interests of the Company and was commensurate with the Compensation Committee’s philosophy of aligning compensation with the creation of long-term value for Website Pros’ stockholders.  Mr. Brown’s 2007 cash and equity compensation was approximately 37% of the 75th percentile of the peer group companies.

On February 20, 2008, the Compensation Committee completed a review of the executive officers’ compensation. The review included a study performed by a compensation consulting firm. Based on the analysis and upon an evaluation of Mr. Brown’s overall leadership and management, as well as the Company’s achievements during 2007 such as the acquisition of assets of Submitawebsite, Inc. and the acquisition of Web.com, Inc., Mr. Brown’s salary was increased to $385,000 and he was awarded a cash bonus of $200,000. The salary increase aligns Mr. Brown’s salary with approximately 99% of the 50th percentile of the peer group companies.

Jeffrey M. Stibel

Mr. Stibel is eligible to receive the same categories of compensation as are available to other executive officers of the Company. Mr. Stibel’s compensation in 2007 was based primarily upon the terms of the employment agreement between Mr. Stibel and Website Pros dated as of September 2007 and effective as of the Company’s acquisition of Web.com. Mr. Stibel’s 2007 compensation included an annual salary of $325,000.  Mr. Stibel’s 2007 cash compensation aligned with approximately the 112% of the 50th percentile of the peer group companies.

Kevin M. Carney

Mr. Carney is eligible to receive the same categories of compensation as are available to other executive officers of the Company. Mr. Carney’s compensation in 2007 was based primarily upon the terms of the employment agreement between Mr. Brown and Website Pros dated as of April 2005 and effective as of the Company’s initial public offering.

In establishing Mr. Carney’s 2007 compensation arrangements, the Compensation Committee evaluated, among other things, the Company’s overall success throughout 2006 and also considered certain quantifiable measures of growth and performance that are derived from our financial statements such as the Company’s total revenues (a non-GAAP measurement which the Compensation Committee believe is key to evaluating the Company’s results), net income and earnings per share.

The Compensation Committee considered other important indications of the Company’s recent growth and success, such as completing the Company’s follow-on offering and the acquisitions of assets from Renex and 1shoppingcart.com in 2006. In addition, in evaluating Mr. Carney’s performance and establishing his 2007 compensation arrangements, the Compensation Committee took into account certain qualitative and intangible factors that relate individually to Mr. Carney such as the consolidation of acquired accounting and financial systems and continued development of our Sarbanes-Oxley procedures.

Based on the Compensation Committee’s review of the peer group companies  and with the advice of the compensation consulting firm, Mr. Carney’s 2007 compensation included an annual salary of $230,000 in cash and a discretionary cash bonus targeted to be approximately forty percent (40%) of base salary.  Consistent with the Compensation Committee’s philosophy, a greater portion of Mr. Carney’s overall compensation was equity-based or based upon a variable bonus. The Compensation Committee believes that Mr. Carney’s compensation structure for 2007 was in the best interests of the Company and was commensurate with the Compensation Committee’s philosophy of aligning compensation with the creation of long-term value for Website Pros’ stockholders.  Mr. Carney’s 2007 cash and equity compensation was approximately 67% of the 75th percentile of the peer group companies.

On February 20, 2008, the Compensation Committee completed a review of the executive officers’ compensation. The review included a study performed by a compensation consulting firm. Based on the analysis as well as the Company’s achievements during 2007 such as the acquisition of assets of Submitawebsite, Inc. and the acquisition of Web.com, Inc., Mr. Carney’s salary was increased to $245,000 and he was awarded a cash bonus of $100,000. The salary increase aligns Mr. Carney’s salary with approximately the 50th percentile of the peer group companies.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of compensation that Website Pros may deduct in any one year with respect to its Chief Executive Officer and each of its next four most highly compensated executive officers. Certain performance-based compensation within the meaning of Section 162(m) is not subject to the deduction limit. To maintain flexibility in compensating the Chief Executive Officer and the executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee intends to continue to evaluate the effects of the compensation limits of Section 162(m) and to grant compensation awards in the future in a manner consistent with the best interests of the Company and its stockholders.

Conclusion

Through the compensation arrangements described above, a significant portion of Website Pros’ compensation program and Mr. Brown’s compensation are contingent on Website Pros’ performance, and the realization of benefits is closely linked to increases in long-term stockholder value and the Company’s achievements. Website Pros remains committed to this philosophy of paying for performance, recognizing that the competitive market for talented executives and the volatility of its business may result in highly variable compensation for a particular time period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is an officer or employee of Website Pros, and none of our executive officers serve as a member of a compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee. Each of our directors holds Website Pros’ securities as set forth under the heading “Security Ownership of Certain Beneficial Owners and Management.”

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not constitute “soliciting material,” shall not be deemed “filed” with the SEC and is not to be incorporated by reference into any of other the Company’s filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

COMPENSATION COMMITTEE
Julius Genachowski, Chair
Timothy I. Maudlin
Robert S. McCoy, Jr.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows for the fiscal year ended December 31, 2007 compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer, President and Chief Financial Officer at December 31, 2007 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

				Option	All Other
		Salary	Bonus	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($) (1)	($) (2)	($)
David L. Brown	2007	333,558	200,000	284,934	5,674	824,166
Chief Executive Officer	2006	312,706	88,000	52,577	5,439	458,722

Jeffrey M. Stibel (3)	2007	81,250	—	—	107	81,357
President	2006	—	—	—	—	—

Kevin M. Carney	2007	229,038	100,000	133,016	3,261	465,315
Chief Financial Officer	2006	212,706	40,000	45,293	4,479	302,478

(1)   The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) and thus includes amounts from awards granted in and prior to 2007. Assumptions used in the calculation of this amount are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2008.

(2)   Includes the following payments we made on behalf of the executives:

		Life Insurance Premiums	401(K)	Total
Name	Year	($)	($)	($)
David Brown	2007	497	5,177	5,674
	2006	454	4,985	5,439

Jeffrey M. Stibel	2007	107	—	107
	2006	—	—	—

Kevin Carney	2007	475	2,786	3,261
	2006	454	4,025	4,479

(3)   Mr. Stibel became an employee and an executive officer effective September 30, 2007.

STOCK OPTION GRANTS AND EXERCISES

The Company grants options to its executive officers under the 2005 Plan. Prior to the adoption of the 2005 Plan, the Company granted options to its executive officers under the 1999 Equity Incentive Plan (the “1999 Plan”). On September 30, 2007, each outstanding stock option to purchase shares of common stock of Web.com, Inc. (“Web.com”) converted into and became an option to purchase Company common stock, and the Company assumed such option in accordance with the terms of the stock option plan under which that option was issued (the “Web.com Plan”), subject to an option exchange ratio calculated in accordance with the Agreement and Plan of Merger and Reorganization executed on June 26, 2007 by and among the Company, Augusta Acquisition Sub, Inc., a wholly owned subsidiary of the Company, and Web.com.

As of March 31, 2008, (i) 3,000,000 shares were reserved for issuance pursuant to the 2008 Plan, subject to stockholder approval; (ii) options to purchase a total of 1,999,212 shares and 10,000 shares of restricted stock were outstanding under the 2005 Plan and 338,588 shares remained available for grant under the 2005 Plan; (iii) options to purchase a total of 2,421,725 shares were outstanding under the 1999 Plan and no shares remained available for grant under the 1999 Plan; and (iv) options to purchase a total of 2,177,757 shares were outstanding that are governed by the terms of the Web.com Plan, and no shares remained available for grant under the Web.com Plan. The Company has never granted any stock appreciation rights.

The following tables show for the fiscal year ended December 31, 2007, certain information regarding options granted to, held at year end by, and exercised by the Named Executive Officers:

GRANTS OF PLAN-BASED AWARDS IN 2007

All Other
Option
		Awards	Exercise
		Number of	Or Base	Grant Date
		Securities	Price of	Fair Value of
		Underlying	Option	Stock and
	Grant	Options	Awards	Option Awards
Name	Date	(#)	($/Sh)	($) (1)
David Brown	1/25/2007	200,000	8.92	996,000
Jeffrey Stibel	—	—	—	—
Kevin Carney	1/25/2007	70,000	8.92	348,600

(1)   The amounts in this column reflect the grant date fair value of stock options calculated in accordance with FAS 123(R).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Number of	Number of		Number of
	Securities	Securities		Securities
	Underlying	Underlying		Underlying
	Unexercised	Unexercised		Unexercised	Option	Option
	Options (#)	Options (#)		Unearned	Exercise	Expiration
Name	Exercisable	Unexercisable		Options (#)	Price ($)	Date
David L. Brown	45,832	154,168	(1)	—	8.92	1/25/2017
	260,412	239,588	(2)	—	9.00	4/6/2015
	528,621	—		—	2.00	11/26/2013
	489,101	—		—	0.50	5/28/2012
	85,714	—		—	2.00	10/18/2010
	928	—		—	2.00	10/6/2009
	3,593	—		—	2.00	8/11/2009

Jeffrey Stibel	103,124	—		—	8.63	3/30/2016
	1,151,562	—		—	3.34	7/28/2013

Kevin M. Carney	16,041	53,959	(1)	—	8.92	1/25/2017
	11,458	13,542	(3)	—	11.25	2/24/2016
	53,332	26,668	(2)	—	9.00	4/6/2015
	165,103	—		—	2.00	11/26/2013
	1,428	—		—	2.00	11/20/2011
	7,142	—		—	2.00	10/18/2010

(1)   1/48th of the shares vest on each monthly anniversary of January 25, 2007 until all of the shares are fully vested; provided that no shares shall vest on any vesting date if on such date the option holder is not providing Continuous Service (as such term is defined in the 2005 Plan) to the Company.

(2)   1/48th of the shares vest on each monthly anniversary of April 6, 2005 until all of the shares are fully vested; provided that no shares shall vest on any vesting date if on such date the option holder is not providing Continuous Service (as such term is defined in the 2005 Plan) to the Company.

(3)   1/48th of the shares vest on each monthly anniversary of February 24, 2006 until all of the shares are fully vested; provided that no shares shall vest on any vesting date if on such date the option holder is not providing Continuous Service (as such term is defined in the 2005 Plan) to the Company.

OPTION EXERCISES DURING THE FISCAL YEAR

Number of
	Shares	Value
	Acquired	Realized
	on Exercise	on Exercise
Name	(#)	($)
David L. Brown	—	—
Jeffrey M. Stibel	—	—
Kevin M. Carney	—	—

EQUITY COMPENSATION PLAN INFORMATION

The number of shares issuable upon exercise of outstanding stock options, the weighted-average exercise price of the outstanding options, and the number of stock options remaining for future issuance for each of our equity compensation plans as of December 31, 2007 are summarized as follows:

Number of securities
remaining available for
	Number of securities to	Weighted-average	issuance under equity
	be issued upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	6,873,462	$6.36	1,166,471	(1)
Equity compensation plans not approved by security holders (2)	—	N/A	—
Total	6,873,462	$6.36	1,166,471	(1)

(1)   Includes 534,603 shares reserved for issuance pursuant to the Company’s 2005 Employee Stock Purchase Plan.

(2)   None of Website Pros’ equity compensation plans were adopted without the approval of the Company’s security holders.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

Employment Agreements

In 2005, each of Mr. Brown and Mr. Carney entered into an employment agreement which became effective immediately following the Company’s initial public offering. These agreements provided for initial base salaries of $275,000 and $175,000, respectively. In 2006 Mr. Brown’s base salary was increased to $320,000 and Mr. Carney’s base salary was increased to $220,000. In 2007 Mr. Brown’s base salary was increased to $335,000 and Mr. Carney’s base salary was increased to $230,000. In September 2007, Mr. Stibel entered into an employment agreement which provided for a base salary of $325,000.  These agreements also provided for other customary benefits and terms, including initial discretionary bonuses of up to 50% of base salary for Mr. Brown, up to 60% of base salary for Mr. Stibel and up to 40% of base salary for Mr. Carney, medical insurance and participation in our 401(k) plan. In 2007, the discretionary bonuses were targeted at 75% of base salary for Mr. Brown and 55% of base salary for Mr. Carney. No particular performance goals have been established with respect to bonus eligibility for Mr. Brown, Mr. Stibel or Mr. Carney. The Compensation Committee of our Board of Directors may modify the compensation and benefits provided under these agreements as they deem necessary. Each of these officers is employed by us on an “at will” basis, notwithstanding the existence of these agreements.

Mr. Stibel has relocated his primary work location to the Company’s corporate headquarters in Jacksonville, Florida and his family’s primary residence to the Jacksonville area. He has agreed that such relocation will not give rise to a right to resign for good reason under his employment agreement with the Company. Mr. Stibel is entitled to relocation payments and benefits for expenses reasonably incurred in the relocation process (which is capped at $100,000).

In addition, Mr. Stibel earned a relocation bonus which was paid in January 2008 upon his relocation and sale of his home in Atlanta, Georgia. Payments of the relocation bonus will be subject to forfeiture on a pro rata basis if Mr. Stibel terminates his employment with the Company without good reason, of if the Company terminates his employment for cause, within 12 months following the date on which such amount was paid. In the event of any other termination of Mr. Stibel’s employment prior to 12 months following the date on which such amount was paid, and subject to his execution of a release of claims and observation of his continuing obligations to the Company, Mr. Stibel will not be required to forfeit any amount of the relocation bonus. However, this amount will be offset against, and reduce on a dollar-for-dollar basis, the amount of the severance benefits (as described below), if any, owed by the Company to Mr. Stibel.

Under Mr. Brown’s employment agreement, if at any time his employment is terminated by us without cause or by Mr. Brown for good reason, we would be obligated to pay Mr. Brown severance equal to eighteen months of salary plus 150% of the prior year’s bonus and health benefits, and Mr. Brown would be entitled to an additional eighteen months of vesting of shares subject to any stock options held by him at the time of such termination.

Under Mr. Stibel’s employment agreement, subject to his execution of an effective release of claims in favor of the Company, and his observation of his continuing obligations to the Company following termination, Mr. Stibel will be eligible to receive severance benefits, as follows:

Termination Prior to the First Anniversary of the Closing

•                  If Mr. Stibel’s employment is terminated by the Company without cause or by Mr. Stibel for good reason (certain material adverse changes in the terms and conditions of his employment), and such termination occurs prior to the first anniversary of the closing of the acquisition of Web.com, Inc., Mr. Stibel will receive a lump sum cash severance payment equal to eighteen (18) months of his then-current base salary plus $212,640, each of his then-outstanding, unvested equity awards will become fully vested, and the Company will reimburse him for continued health insurance premiums for up to 12 months.

Termination On or After the First Anniversary of the Closing

•                  If Mr. Stibel’s employment is terminated by the Company without cause or by Mr. Stibel for good reason, and such termination occurs on or after to the first anniversary of the closing of the acquisition of Web.com, Inc., Mr. Stibel will receive a lump sum cash severance payment equal to eighteen (18) months of his then-current base salary plus 150% of the prior year’s bonus actually earned, each of his then-outstanding, unvested equity awards will become vested as to the number of shares that would have vested in the 18 months following termination, and the Company will reimburse him for continued health insurance premiums for up to 18 months.

Any lump sum severance benefits owed to Mr. Stibel under his employment agreement will be paid within ten (10) business days following the date on which his release of claims against the Company becomes effective, but in no event later than March 15 of the year following the year in which termination occurs. All severance benefits offered to Mr. Stibel under his employment agreement will be offset against any amounts owed to him under applicable laws governing payments upon a reduction in force (such as the Worker Adjustment and Retraining Notification Act) and under any other company plan or policy providing for compensation and benefits following a termination of employment.

Under Mr. Carney’s employment agreement, if at any time his employment is terminated by us without cause or by Mr. Carney for good reason, we would be obligated to pay Mr. Carney severance equal to twelve months of salary plus prior year’s bonus and health benefits, and Mr. Carney would be entitled to an additional twelve months of vesting of shares subject to any stock options held by him at the time of such termination.

Additionally, Mr. Brown, Mr. Stibel and Mr. Carney are entitled to accelerated vesting benefits described below under “Change of Control Provisions.”

Change of Control Provisions

Our named executive officers, other than David Brown and Kevin Carney, and some of our other key employees are entitled to cash severance and vesting acceleration benefits in connection with changes of control as described below under “Executive Severance Benefit Plan.” Mr. Brown, Mr. Stibel and Mr. Carney are entitled to the following vesting acceleration in the event of a change of control:

•                  In the event of a change of control, Mr. Brown and Mr. Stibel will receive accelerated vesting of all shares subject to vesting under any of his outstanding options or other stock awards effective immediately prior to the closing of the change of control.

•                  In the event of a change of control, Mr. Carney will receive accelerated vesting of 20% of the then-unvested shares subject to his then outstanding options or other stock awards effective immediately prior to the closing of the change of control. In addition, if Mr. Carney’s employment is terminated without cause or for good reason within eighteen months following the change of control, an additional 30% of the shares subject to his then outstanding options or other stock awards that were unvested at the time of the change of control will become immediately vested upon such termination.

2005 Equity Incentive Plan

Under our 2005 Equity Incentive Plan, in the event of specified significant corporate transactions, such as a sale of all or substantially all of our assets, a sale of at least 90% of our outstanding securities, a merger in which we are not the surviving entity, or a merger in which we are the surviving entity but our common stock outstanding immediately prior to the transaction is exchanged or converted into other property, all outstanding stock awards under the 2005 Equity Incentive Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by individuals whose service with us or our affiliates has not terminated more than three months prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction, and (ii) all other outstanding stock awards will terminate if not exercised prior to the effective date of the corporate transaction. Our Board of Directors may also provide that the holder of an outstanding stock award not assumed in the corporate transaction will surrender such stock award in exchange for a payment equal to the excess of (i) the value of the property that the optionee would have received upon exercise of the stock award, over (ii) the exercise price otherwise payable in connection with the stock award.

2005 Non-Employee Directors’ Stock Option Plan

Under the 2005 Non-Employee Directors’ Stock Option Plan, in the event of specific significant corporate transactions, such as a sale of all or substantially all of our assets, a sale of at least 90% of our outstanding securities in a merger, consolidation or similar transaction in which we are not the surviving entity, or a merger, consolidation or similar transaction in which we are the surviving entity but our common stock outstanding immediately prior to the transaction is exchanged for or converted into other property, all outstanding awards under the 2005 Non-Employee Directors’ Stock Option Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such awards, then (i) with respect to any such awards that are held by optionees then performing services for us or our affiliates, the vesting and exercisability of such awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction, and (ii) all other outstanding awards will terminate if not exercised prior to the effective date of the corporate transaction. Our Board of Directors may also provide that the holder of an outstanding award not assumed in the corporate transaction will surrender such award in exchange for a payment equal to the excess of (i) the value of the property that the holder would have received upon exercise of the award, over (ii) the exercise price otherwise payable in connection with the award.

2005 Employee Stock Purchase Plan

Under the 2005 Employee Stock Purchase Plan, in the event of specified significant corporate transactions, any then-outstanding rights to purchase our stock under the 2005 Employee Stock Purchase Plan will be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated contributions will be used to purchase shares of our common stock within ten business days prior to such corporate transaction, and such purchase rights will terminate immediately thereafter.

2008 Equity Incentive Plan

Please see Proposal 3 – Approval of 2008 Equity Incentive Plan for information regarding the change in control provisions of the 2008 Plan.

Executive Severance Benefit Plan

In April 2005, our Board of Directors adopted the Executive Severance Benefit Plan, which became effective immediately following the initial public offering. Under the Executive Severance Benefit Plan, officers, other than David Brown, Kevin Carney and Jeffrey Stibel and certain others who have employment agreements, and some of our other key employees, as designated by our Board of Directors, are eligible for severance benefits, including cash severance payments and accelerated vesting of outstanding stock and options.

Termination without Cause or Resignation for Good Reason. Under the Executive Severance Benefit Plan, if a beneficiary’s employment with us terminates without cause, or the beneficiary terminates his or her employment with good reason, the beneficiary is entitled to cash severance in an amount equal to six months’ salary, payable in accordance with our standard payroll practices. Additionally, the beneficiary would be entitled to acceleration of six months’ worth of vesting of the shares of stock held by the beneficiary and the shares of stock subject to any options held by the beneficiary. Further, we will pay any Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, payments for six months.

Termination without Cause or Resignation for Good Reason Following a Change of Control. Under the Executive Severance Benefit Plan, if within eighteen months following a change of control a beneficiary’s employment with us terminates without cause, or the beneficiary terminates his or her employment with good reason, the beneficiary is entitled to cash severance in an amount equal to six months’ salary, payable in accordance with our standard payroll practices. Additionally, the beneficiary would be entitled to acceleration of 50% of the then-unvested shares of stock held by the beneficiary and the shares of stock subject to any options held by the beneficiary. Further, we will pay any COBRA payments for six months.

Conditions to Receipt of Benefits. To be eligible to receive benefits under the Executive Severance Benefit Plan, the beneficiary must execute a general waiver and release of claims in our favor. If a beneficiary is terminated for cause or resigns without good reason, the beneficiary is ineligible for benefits under the Executive Severance Benefit Plan.

Summary of Estimated Amounts Payable Upon a Separation or Change of Control

The table below estimates amounts payable upon a separation, change of control and a separation following a change of control as of December 28, 2007 using the closing stock price of the Company as of that date:

	As of December 28, 2007

					Termination Without
					Cause or Resignation
	Termination Without				for Good Reason
	Cause or Resignation				Following a
Name	for Good Reason		Change of Control		Change of Control
David L. Brown
Separation Benefit (1)	$612,000		$—		$612,000
Stock Options	$451,954	(2)	$860,595	(3)	$860,595	(3)
COBRA Premiums (4)	$17,151		$—		$17,151
Total	$1,081,105		$860,595		$1,489,746

Jeffrey M. Stibel(5)
Separation Benefit (6)	$700,140		$		$700,140
Stock Options	$—	(3)	$—	(3)	$—	(3)
COBRA Premiums (7)	$10,195		$		$10,195
Total	$710,335		$		$710,335

Jeffrey M. Stibel (8)
Separation Benefit (1)	$487,500		$		$487,500
Stock Options	$—	(2)	$—	(3)	$—	(3)
COBRA Premiums (4)	$15,292		$		$15,292
Total	$502,792		$		$502,792

Kevin M. Carney
Separation Benefit (9)	$260,000		$—		$260,000
Stock Options	$138,880	(10)	$74,207	(11)	$111,312	(12)
COBRA Premiums (7)	$13,154		$—		$13,154
Total	$412,034		$74,207		$384,466

(1)          Lump sum severance payment in an amount equal to 18 months of then-current base salary plus 150% of prior year’s bonus.

(2)          Acceleration of the vesting of shares of stock subject to options held such that the shares vest to the same extent as such shares would have been vested had employment continued for an additional 18 months.

(3)          Acceleration of the vesting of shares of stock subject to options held such that all shares become immediately and fully vested.

(4)          Reimbursement of COBRA premiums for a maximum of 18 months.

(5)          Assumes a termination prior to September 30, 2008.

(6)          Lump sum severance payment in an amount equal to 18 months of then-current base salary plus $212,640.

(7)          Reimbursement of COBRA premiums for a maximum of 12 months.

(8)          Assumes a termination after September 30, 2008.

(9)          Lump sum severance payment in an amount equal to 12 months of then-current base salary plus prior year’s bonus.

(10)    Acceleration of the vesting of shares of stock subject to options held such that the shares vest to the same extent as such shares would have been vested had employment continued for an additional 12 months.

(11)    Acceleration of the vesting of shares of stock subject to options held such that 20% of the shares that were unvested become immediately vested.

(12)    Acceleration of the vesting of shares of stock subject to options held such that an additional 30% of the shares that were unvested become immediately vested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

RELATED TRANSACTIONS – POLICY AND PROCEDURES

Our Audit Committee has authority to review and approve all related party transactions as set forth in the Audit Committee Charter. To identify related party transactions, each year, we submit and  require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest. We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. In addition, our Nominating and Corporate Governance Committee determines, on an annual basis, which members of our Board of Directors are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). Our Nominating and Corporate Governance Committee reviews and discusses any relationships with directors that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. Finally, our Code of Conduct establishes the standards of behavior for all employees, officers, and directors.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Website Pros’ stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Corporate Secretary, Website Pros, Inc., 12735 Gran Bay Parkway West, Building 200, Jacksonville, Florida 32258 or contact Kevin Carney at (904) 680-6600. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, is available without charge on our corporate website at http://ir.websitepros.com/sec.cfm or by mail upon written request to: Corporate Secretary, Website Pros, Inc., 12735 Gran Bay Parkway West, Building 200, Jacksonville, Florida 32258.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Kevin M. Carney
Secretary
April 14, 2008

APPENDIX A

WEBSITE PROS, INC.

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION

CERTIFICATE OF AMENDMENT

TO AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

WEBSITE PROS, INC.

Jeffrey M. Stibel and Kevin M. Carney hereby certify that:

FIRST: That the name of this corporation is Website Pros, Inc. (the “Corporation”) and that the Corporation was originally incorporated pursuant to the General Corporation Law with the Secretary of State of the State of Delaware on March 2, 1999.

SECOND:     They are the duly elected and acting President and Secretary, respectively, of Website Pros, Inc., a Delaware corporation.

THIRD: That Article I of the Amended and Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:

I.

“The name of this corporation is Web.com, Inc.”

This Certificate of Amendment to Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228 and Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and stockholders of the corporation.

JEFFREY M. STIBEL
President

KEVIN M. CARNEY
Secretary

Dated: , 2008

APPENDIX B

WEBSITE PROS, INC.

2008 EQUITY INCENTIVE PLAN

WEBSITE PROS, INC.

2008 EQUITY INCENTIVE PLAN

APPROVED BY BOARD ON:                , 2008

APPROVED BY STOCKHOLDERS:                , 2008

TERMINATION DATE:             , 2018

1.                                      General.

(a)                                  Eligible Award Recipients.  The persons eligible to receive Awards are Employees, Directors and Consultants.

(b)                                  Available Awards.  The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Stock Appreciation Rights, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(c)                                  General Purpose.  The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(a), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2.                                      Administration.

(a)                                  Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)                                  Powers of Board.  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)                                    To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; and (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii)                                To construe and interpret the Plan and Awards, and to establish, amend and revoke rules and regulations for the Plan’s administration.  The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii)                            To settle all controversies regarding the Plan and Awards.

(iv)                               To accelerate the time at which a Stock Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(v)                                   To suspend or terminate the Plan at any time.  Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi)                               To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and to bring the Plan and/or Stock Awards into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 9(a) relating to Capitalization Adjustments, stockholder approval shall be required for any amendment of the Plan that either (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (D) materially extends the term of the Plan, or (E) expands the types of Awards available for issuance under the Plan, but only to the extent required by applicable law or listing requirements. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(vii)                           To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding “incentive stock options” or (C) Rule 16b-3.

(viii)                       To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that the Participant’s rights under any Award shall not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing.  Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without the affected Participant’s consent, the Board may amend the terms of any one or more Awards if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date.

(ix)                              Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x)                                  To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(c)                                  Delegation to Committee.

(i)                                    General.  The Board may delegate some or all of the administration of the Plan to a Committee or Committees.  If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.  The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated to the Committee, Committees, subcommittee or subcommittees.

(ii)                            Section 162(m) and Rule 16b-3 Compliance.  In the sole discretion of the Board, the Committee may consist solely of two (2) or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two (2) or more Non-Employee Directors, in accordance with Rule 16b-3.  In addition, the Board or the Committee, in its sole discretion, may (A) delegate to a Committee which need not consist of Outside Directors the authority to grant Awards to eligible persons who are either (1) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, or (2) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, or (B) delegate to a Committee which need not consist of Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d)                                  Delegation to an Officer.  The Board may delegate to one (1) or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options (and, to the extent permitted by applicable law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself.  Notwithstanding anything to the contrary in this Section 2(d), the Board may not delegate to an Officer authority to determine the Fair Market Value pursuant to Section 13(u)(ii) below.

(e)                                  Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(f)                                    Cancellation and Re-Grant of Stock Awards.  Neither the Board nor any Committee shall have the authority to: (i) reprice any outstanding Stock Awards under the Plan, or (ii) cancel and re-grant any outstanding Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.

3.                                      Shares Subject to the Plan.

(a)                                  Share Reserve. Subject to the provisions of Section 9 relating to adjustments upon changes in stock, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards after the Effective Date shall not exceed three million (3,000,000) shares (the “Share Reserve”).  For clarity, the foregoing is a limitation on the number of shares of the Common Stock that may be issued pursuant to the Plan and does not limit the granting of Stock Awards except as provided in Section 7(a).  Shares may be issued in connection with a merger or acquisition as permitted by NASD Rule 4350(i)(1)(A)(iii) or, if applicable, NYSE Listed Company Manual Section 303A.08, or AMEX Company Guide Section 711, and such issuance shall not reduce the number of shares available for issuance under the Plan.  Furthermore, if a Stock Award (i) expires or otherwise terminates without having been exercised in full or (ii) is settled in cash (i.e., the holder of the Stock Award receives cash rather than stock), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares of the Common Stock that may be issued pursuant to the Plan.

(b)                                  Reversion of Shares to the Share Reserve.  If any shares of common stock issued pursuant to a Stock Award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares which are forfeited shall revert to and again become available for issuance under the Plan.  Also, any shares reacquired by the Company pursuant to Section 8(g) or as consideration for the exercise of an Option shall again become available for issuance under the Plan.  Notwithstanding the provisions of this Section 3(b), any such shares shall not be subsequently issued pursuant to the exercise of Incentive Stock Options.

(c)                                  Incentive Stock Option Limit.  Notwithstanding anything to the contrary in this Section 3(d), subject to the provisions of Section 9(a) relating to Capitalization Adjustments the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be the number of shares of Common Stock in the Share Reserve.

(d)                                  Section 162(m) Limitation on Annual Grants.  Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted during any calendar year Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date the Stock Award is granted covering more than one million (1,000,000) shares of Common Stock.

(e)                                  Source of Shares.  The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the market or otherwise.

4.                                      Eligibility.

(a)                                  Eligibility for Specific Stock Awards.  Incentive Stock Options may be granted only to employees of the Company or a parent corporation or subsidiary corporation (as such terms are defined in Sections 424(e) and (f) of the Code).  Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b)                                  Ten Percent Stockholders.  A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c)                                  Consultants.   A Consultant shall be eligible for the grant of a Stock Award only if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is a natural person, or because of any other rule governing the use of Form S-8.

5.                                      Option Provisions.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate.  All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

(a)                                  Term.  Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Option Agreement.

(b)                                  Exercise Price.  Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.  Notwithstanding the foregoing, an Option may be granted with an exercise price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option if such Option is granted pursuant to an assumption of or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code (whether or not such options are Incentive Stock Options).

(c)                                  Consideration.  The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below.  The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment.  The methods of payment permitted by this Section 6(c) are:

(i)                                    by cash, check, bank draft or money order payable to the Company;

(ii)                                pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)                            by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv)                               by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations;  or

(v)                                   in any other form of legal consideration that may be acceptable to the Board.

(d)                                  Transferability of Options.  The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine.  In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i)                                    Restrictions on Transfer.  An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder; provided, however, that the Board may, in its sole discretion, permit transfer of the Option in a manner consistent with applicable tax and securities laws upon the Optionholder’s request.

(ii)                                Domestic Relations Orders.  Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order, provided, however, that an Incentive Stock Option may be deemed to be a Nonqualified Stock Option as a result of such transfer.

(iii)                            Beneficiary Designation.  Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be the beneficiary of an Option with the right to exercise the Option and receive the Common Stock or other consideration resulting from an Option exercise.

(e)                                  Vesting Generally.  The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal.  The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate.  The vesting provisions of individual Options may vary.  The provisions of this Section 5(e) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(f)                                    Termination of Continuous Service.  Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, in the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement.  If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(g)                                 Extension of Termination Date.  Unless otherwise provided in an Optionholder’s Option Agreement, if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon a Change in Control or the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period equal to the post-termination exercise period described in Section 5(f), 5(h) or 5(i) after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.  In addition, unless otherwise provided in an Optionholder’s Option Agreement, if the sale of the Common Stock received upon exercise of an Option following the termination of the Optionholder’s Continuous Service (other than upon a Change in Control or the Optionholder’s death or Disability) would violate the Company’s insider trading policy, then the Option shall terminate on the earlier of (i) the expiration of a period equal to the post-termination exercise period described in Section 5(f), 5(h) or 5(i) above after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of the Company’s insider trading policy, (ii) the 15th day of the third month after the date on which the Option would cease to be exercisable but for this Section 5(g), or such longer period as would not cause the Option to become subject to Section 409A(a)(1) of the Code; or (iii) the expiration of the term of the Option as set forth in the Option Agreement.

(h)                                 Disability of Optionholder.  In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement.  If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(i)                                    Death of Optionholder.  In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated as the beneficiary of the Option upon the Optionholder’s death, but only within the period ending on the earlier of (A) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (B) the expiration of the term of such Option as set forth in the Option Agreement.  If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.  If the Optionholder designates a third party beneficiary of the Option in accordance with Section 5(d)(iii), then upon the death of the Optionholder such designated beneficiary shall have the sole right to exercise the Option and receive the Common Stock or other consideration resulting from an Option exercise.

(j)                                    Non-Exempt Employees.  No Option granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act shall be first exercisable for any shares of Common Stock until at least six (6) months following the date of grant of the Option.  The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

6.                                      Provisions of Stock Awards other than Options.

(a)                                  Restricted Stock Awards.  Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate.  To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board.  The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)                                    Consideration.  A Restricted Stock Award may be awarded in consideration for (A) past or future services actually or to be rendered to the Company or an Affiliate, or (B) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii)                                Vesting.  Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii)                            Termination of Participant’s Continuous Service.  In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition, any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv)          Transferability.  Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(b)                                  Restricted Stock Unit Awards.  Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate.  The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i)                                    Consideration.  At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii)                                Vesting.  At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii)                            Payment.  A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv)          Additional Restrictions.  At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of

Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v)                                   Dividend Equivalents.  Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.  At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board.  Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi)                               Termination of Participant’s Continuous Service.  Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(vii)                           Compliance with Section 409A of the Code.   Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code.  Such restrictions, if any, shall be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award.

(c)                                  Stock Appreciation Rights.  Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate.  Stock Appreciation Rights may be granted as stand-alone Stock Awards or in tandem with other Stock Awards.  The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i)                                    Term.  No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Stock Appreciation Right Agreement.

(ii)                                Strike Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents.  The strike price of each Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

(iii)                            Calculation of Appreciation.  The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right.

(iv)                               Vesting.  At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(v)                                   Exercise.  To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vi)                               Payment.  The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vii)                           Termination of Continuous Service.  In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (A) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement.  If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(viii)                       Compliance with Section 409A of the Code.   Notwithstanding anything to the contrary set forth herein, any Stock Appreciation Rights granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Stock Appreciation Rights will comply with the requirements of Section 409A of the Code.  Such restrictions, if any, shall be determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(d)                                  Performance Awards.

(i)                                    Performance Stock Awards.  A Performance Stock Award is a Stock Award that may be granted, may vest, or may be exercised based upon the attainment during a Performance Period of certain Performance Goals.  A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion.  The maximum number of shares that may be granted to any Participant in a calendar year attributable to Stock Awards described in this Section 6(d)(i) shall not exceed one million (1,000,000) shares of Common Stock.  In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii)                                Performance Cash Awards.  A Performance Cash Award is a cash award that may be granted upon the attainment during a Performance Period of certain Performance Goals.  A Performance Cash Award may also require the completion of a specified period of Continuous Service.  The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion.  The maximum value that may be granted to any Participant in a calendar year attributable to cash awards described in this Section 6(d)(i) shall not exceed three million dollars ($3,000,000). The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event.  The Committee may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.  In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that Common Stock authorized under this Plan may be used in payment of Performance Cash Awards, including additional shares in excess of the Performance Cash Award as an inducement to hold shares of Common Stock.

(e)                                  Other Stock Awards.  Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6.  Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7.                                      Covenants of the Company.

(a)                                  Availability of Shares.  During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.

(b)                                  Securities Law Compliance.  The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award.  If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

(c)                                  No Obligation to Notify.  The Company shall have no duty or obligation to any holder of a Stock Award to advise such holder as to the time or manner of exercising such Stock Award.  Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised.  The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8.                                      Miscellaneous.

(a)                                  Use of Proceeds from Sales of Common Stock.  Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b)                                  Corporate Action Constituting Grant of Stock Awards.  Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c)                                  Stockholder Rights.  No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has exercised the Stock Award pursuant to its terms and the Participant shall not be deemed to be a stockholder of record until the issuance of the Common Stock pursuant to such exercise has been entered into the books and records of the Company.

(d)                                  No Employment or Other Service Rights.  Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or in connection with any Award granted pursuant to the Plan shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e)                                  Incentive Stock Option $100,000 Limitation.  To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f)                                    Investment Assurances.  The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock.  The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.  The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(g)                                 Withholding Obligations.  Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii)  withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; or (iv) by such other method as may be set forth in the Award Agreement.

(h)                                 Electronic Delivery.  Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(i)                                    Deferrals.  To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants.  Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee.  The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j)                                    Compliance with Section 409A of the Code.  To the extent that the Board determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code.  To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date.  Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Board determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Board may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (i) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date.

9.                                      Adjustments upon Changes in Common Stock; Other Corporate Events.

(a)                                  Capitalization Adjustments.  In the event of a Capitalization Adjustment, the Board shall appropriately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(d), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 3(d) and 6(d)(i) , and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards.  The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b)                                  Dissolution or Liquidation.  Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)                                  Corporate Transaction.   The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i)                                    Stock Awards May Be Assumed.  Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction.  A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award.  The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 2.

(ii)                                Stock Awards Held by Current Participants.  Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, with respect to Options and Stock Appreciation Rights, the time at which such Stock Awards may be exercised) shall  be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii)                            Stock Awards Held by Persons other than Current Participants.  Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Stock Awards shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv)                               Payment for Stock Awards in Lieu of Exercise.  Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award

(including, at the discretion of the Board, any unvested portion of such Stock Award), over (B) any exercise price payable by such holder in connection with such exercise.

(d)                                  Change in Control.  A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

10.                               Termination or Suspension of the Plan.

(a)                                  Plan Term.  Unless sooner terminated by the Board pursuant to Section 2, the Plan shall automatically terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier.  No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)                                  No Impairment of Rights.  Termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

11.                               Effective Date of Plan.

This Plan shall become effective on the Effective Date.

12.                               Choice of Law.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

13.                               Definitions.   AS USED IN THE PLAN, THE DEFINITIONS CONTAINED IN THIS SECTION 13 SHALL APPLY TO THE CAPITALIZED TERMS INDICATED BELOW:

(a)                                  “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act.  The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b)                                  “Award” means a Stock Award or a Performance Cash Award.

(c)                                  “Board” means the Board of Directors of the Company.

(d)                                  “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company.  Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.

(e)                                  “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)                                    any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)                                there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)                            the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv)          there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v)            individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

For the avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(f)                                    “Code” means the Internal Revenue Code of 1986, as amended.

(g)                                 “Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(h)                                 “Common Stock” means the common stock of the Company.

(i)                                    “Company” means Website Pros, Inc., a Delaware corporation.

(j)                                    “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services.  However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(k)                                “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated.  A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service.  For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a Director shall not constitute an interruption of Continuous Service.  To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.  Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(l)                                    “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)                                    a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)                                a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii)                            the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)                               the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(m)          “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code and the regulations promulgated thereunder.

(n)           “Director” means a member of the Board.

(o)           “Disability” means, with respect to a Participant,  the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Section 22(e)(3) and 409A(a)(2)(c)(i) of the Code.

(p)           “Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2008 provided this Plan is approved by the Company’s stockholders at such meeting.

(q)           “Employee” means any person employed by the Company or an Affiliate.  However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(r)                                  “Entity” means a corporation, partnership, limited liability company or other entity.

(s)                                  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t)                                    “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date of the Plan as set forth in Section 11, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(u)                                 “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)                                  If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date in question, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.

(ii)                              In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.

(v)                                 “Incentive Stock Option” means an option granted pursuant to Section 5 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w)                              “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(x)                                  “Nonstatutory Stock Option” means any option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.

(y)                                  “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(z)                                  “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(aa)                          “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant.  Each Option Agreement shall be subject to the terms and conditions of the Plan.

(bb)                            “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if permitted under the terms of this Plan, such other person who holds an outstanding Option.

(cc)                            “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(dd)                            “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant.  Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ee)                            “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(ff)                                “Own,” “Owned,” “Owner,” “Ownership”  A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(gg)                          “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(hh)                          “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(d)(ii).

(ii)                                “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period.  The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii) stockholders’ equity; and (xxviii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.  Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award.  The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(jj)                                “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria.  Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices.  At the time of the grant of any Award, the Board is authorized to determine whether, when calculating the attainment of Performance Goals for a Performance Period: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles.  In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.

(kk)                        “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award.  Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(ll)                                “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(d)(i).

(mm)                    “Plan” means this Website Pros, Inc. 2008 Equity Incentive Plan.

(nn)                          “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(oo)                            “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant.  Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(pp)                            “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(qq)                            “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant.  Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(rr)                            “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(ss)                            “Securities Act” means the Securities Act of 1933, as amended.

(tt)                                “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 6(c).

(uu)                          “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant.  Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(vv)                              “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

(ww)                        “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant.  Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(xx)                            “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital) of more than fifty percent (50%).

(yy)                            “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 13, 2008.

Vote by Internet

• Log on to the Internet and go to www.investorvote.com

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.    ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Proposals — The Board of Directors recommends a vote FOR the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors

	For	Withhold
01 – David L. Brown*	☐	☐

	For	Withhold
02 – Timothy I. Maudlin*	☐	☐

	For	Withhold
03 – Alex Kazerani*	☐	☐

* Each nominee to hold office until the 2011 Annual Meeting of Stockholders.

	For	Against	Abstain
2. To Approve a Certificate of Amendment to the Certificate of Incorporation.	☐	☐	☐

	For	Against	Abstain
3. To Approve the 2008 Equity Incentive Plan.	☐	☐	☐

	For	Against	Abstain
4. To ratify selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2008.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – WEBSITE PROS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FORTHE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 2008

The undersigned hereby appoints David L. Brown, Jeffrey M. Stibel and Kevin M. Carney, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Website Pros, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Website Pros, Inc. to be held at the Sawgrass Marriott, 1000 PGA TOUR Boulevard, Ponte Vedra Beach,  Florida on Tuesday, May 13, 2008 at 10:30 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4, as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

If you vote by telephone or Internet, please do not send your proxy by mail.

(Continued and to be signed on reverse side)